Exhibit 99.1

FOR IMMEDIATE RELEASE

Wheeler Real Estate Investment Trust, Inc. Acquires
113,652 Square Foot Shopping Center in Rincon, Georgia

•	Acquisition expands Wheeler’s presence to 7 properties in Georgia

•	Property is 95.0% leased with 80% leased to nationally known retailers

•	Shadowed-anchored by a Lowes Home Improvement and the only Walmart Supercenter within a 15 mile radius

Virginia Beach, VA – October 1, 2015 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers, announced today that the Company has acquired Fort Howard Square (“Fort Howard” or the “Property”) for a purchase price of approximately $11.5 million, or $101.19 per leasable square foot. Wheeler completed the acquisition on September 30, 2015 using a combination of cash and debt to pay for the property.

Jon S. Wheeler, Chairman and Chief Executive Officer, stated, “Fort Howard Square is our seventh property in Georgia and fits our ‘necessity-based’ acquisition criteria. Located in a steadily growing community just minutes north of Savannah and in what we believe to be the county’s largest and most profitable retail corridor, Fort Howard Square has a strong tenant mix, the majority of which are nationally known. In addition, we believe there are opportunities over the next several months to increase Fort Howard’s net operating income through leasing renewals of our small shop tenants. Nearby, there is a Kroger Marketplace that is currently under development, and market conditions indicate that upon completion this should also contribute to increases in rent at the center. We acquired the center at a discount to replacement cost and under favorable financing terms. We are confident that Fort Howard is an excellent addition to our property portfolio and will be accretive to earnings, generating solid returns for our shareholders.”

GameStop
CHINA DELIGHT
COIN
LAUNDRY
COIN
POSTAL
LOVELY NAILS
rue21
SHOE SHOW
$20

Wheeler Real Estate Investment Trust Inc. (NASDAQ: WHLR) has acquired Fort Howard Square, a shopping center located in Rincon, Georgia.

Fort Howard Square – Rincon, Georgia
Built in 1986 and renovated in 2007, Fort Howard is an 113,652 square foot shopping center located on 12.8 acres of land that had an additional 7,600 square foot added in shop space in 2012. The center is 95.0% leased by national tenants that include Goodwill, Dollar Tree, Game Stop, Goody’s and rue21.

Fort Howard is located in Rincon, Georgia, which is approximately 18 miles northwest of Savannah. The shopping center is situated at the intersection of Fort Howard Road and S. Columbia Avenue, which averages 33,000 vehicles per day and is in close proximity to Route 405, an auxiliary road that connects to Interstate I-95.

Location / Demographic Information
With the motto of "Just around the corner from everywhere you want to be", Rincon is a city located in the southeast section of Effingham County, Georgia. As of the 2010 census, the population of Effingham County was 52,250 and it is part of the Savannah metropolitan area. Since 2000, Effingham County has had a growth rate 39.08% and in 2008, was ranked sixth in the nation for fastest growing mid-size county for the years 2000 through 2007.

About Wheeler Real Estate Investment Trust Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward-looking Statement
This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the Company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the actual results to differ materially from the Company’s expectations discussed in the forward-looking statements. Specifically, the Company's statements regarding the expected increase in Fort Howard’s net operating income and rents due to leasing renewals and the completion of Kroger Marketplace, the expected ability to generate revenue from Fort Howard, potential increase in the value of its property portfolio and the anticipated profitability of the acquisition are forward-looking statements. There are a number of important factors that could cause the Company's operations to differ from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; the Company's ability to renew or enter into new leases at favorable rates; its ability to buy or sell assets on commercially reasonable terms; its ability to complete acquisitions or dispositions of assets under contract; its ability to secure equity or debt financing on commercially acceptable terms or at all; the Company's ability to enter into definitive agreements with regard to its financing and joint venture arrangements or its failure to satisfy conditions to the completion of these arrangements and the success of its capital recycling strategy. Additional factors are discussed in the Company's filings with the U.S. Securities and Exchange Commission, which are available for review at www.sec.gov.The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT:	INVESTOR RELATIONS:
-OR-

Wheeler Real Estate Investment Trust, Inc.	The Equity Group Inc.

Robin Hanisch	Terry Downs

Corporate Secretary	Associate

(757) 627-9088	(212)836-9615

robin@whlr.us	tdowns@equityny.com

Laura Nguyen	Adam Prior

Director of Capital Markets	Senior Vice-President

(757) 627-9088	(212)836-9606

lnguyen@whlr.us	aprior@equityny.com